Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Rocap Marketing Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated July 13, 2012 (Except for Notes 10, 11, 14 and 15, which were February 8, 2013), relating to the consolidated balance sheets of Rocap Marketing Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity (deficit) and cash flows for the year ended December 31, 2011 and for the period from September 2, 2010 (inception) through December 31, 2010 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

February 8, 2013